Exhibit 99.3

CONSENT OF PROPOSED DIRECTOR

I, Ari Bousbib, hereby consent to the following:

•	to serve as a director of Quintiles IMS Holdings, Inc. (“Quintiles IMS”) if the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 3, 2016, by and between IMS Health Holdings, Inc. and Quintiles Transnational Holdings Inc., are consummated;

•	to be named as a proposed director of Quintiles IMS in Amendment No. 3 to the Registration Statement on Form S-4 filed on August 11, 2016, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

•	to the filing of this consent as an exhibit to the Registration Statement.

Signature:	/s/ Ari Bousbib	Date:	August 11, 2016
Name:	Ari Bousbib
Title:	Chairman and Chief Executive Officer